VAN ECK WORLDWIDE INSURANCE TRUST

                     MULTIPLE CLASS EXPENSE ALLOCATION PLAN

                         ADOPTED PURSUANT TO RULE 18f-3

     WHEREAS, Van Eck Worldwide Insurance Trust is a business trust established and existing under the laws of the state of Massachusetts (the "Trust") engaged in the business of an open-end management investment Trust;

     WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest (the "Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such series into two or more classes ("Classes") and such other Classes as may be designated;

     WHEREAS, the Trust has established five portfolio series, the Worldwide Bond Fund , Worldwide Bond Fund, Worldwide Real Estate Fund, Worldwide Emerging Markets Fund, Worldwide Hard Assets Fund, and Worldwide Absolute Return Fund (the "Initial Series", such series together with all other series subsequently established by the Trust and made subject to this Plan being individually referred to as a "Series" and collectively as the "Series"), and three classes thereof designated as Initial Class, R1 Class ("R Class"), and Service Class ("S Class") and may establish other portfolio series with the Initial Class, R Class and S Class shares pursuant to Section 5(b) of this Plan; and

     WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust as defined in the Investment Trust Act of 1940 (the "Act") (the "Qualified Trustees"), having determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each class of the Series and the Trust as a whole, have accordingly approved this Plan.

     NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

     1. CLASS DIFFERENCES. Each Class of Shares of the Series shall represent interests in the same portfolio of investments of the Series and shall be identical in all respects, except that each Class shall differ with respect to:
(i) distribution, shareholder and other charges and expenses, as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of each Class of Shares to vote on certain matters relating to the Plan of Distribution Pursuant to Rule 12b-1 adopted by the Trust with respect to that Class; (iii) such differences relating to purchase minimums and eligible investors as may be set forth in the prospectuses and Statement of Additional Information of the Series, as the same may be amended or supplemented from time to time (the "Prospectuses" and "SAI"); and (iv) the designation of each Class of Shares.

     2. DIFFERENCES IN DISTRIBUTION AND SHAREHOLDER SERVICES. Shares of each the Initial Class, the R Class and the S Class of a Series shall differ in the manner in which such Shares are distributed and in the services provided to shareholders of each such Class follows:

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          (a) INITIAL CLASS SHARES. Initial Class Shares shall be sold at net asset value per share as set forth in the Prospectuses and SAI.

          (b) R CLASS SHARES: R Class shares shall be sold at net asset value per share as set forth in the Prospectus and SAI. Class R shares shall also be subject to the redemption fee set forth in the Prospectus and SAI ("Redemption Fee"). The Redemption Fee shall be paid to the Series and shall not be allocated to any class.

          (c) S CLASS SHARES. S Class shares shall be sold without a sales charge; but subject to an annual fee set forth in the Prospectuses and SAI pursuant to Rule 12b-1 under the Act of up to 0.25% of the net assets of the Series allocated to Service Class shares that may be used to finance shareholder servicing activities.

          (d) ADDITIONAL CLASSES. Additional Classes may, from time to time, be offered subject to any combination of front-end sales charge, CDSC, redemption fee or Rule 12b-1 fees or subject to none of the foregoing.

          (e) RULE 12B-1 FEES: Fees paid pursuant to Rule 12b-1 may be used to finance distribution activities in accordance with Rule 12b-1 under the Act and the Plans of Distribution pursuant to Rule 12b-1 adopted by the Trust with respect to a Series and shall be paid by shareholders of the Rule 12b-1 Class.

     1. ALLOCATION OF EXPENSES.

          (a) CLASS EXPENSES. Expenses of each Series, other than the fees set forth in Section 2 of this Plan, shall be allocated to each Class thereof on the basis of the net asset value of that Class in relation to the net asset value of the Series.

          (b) CERTAIN PROHIBITED ALLOCATIONS. Notwithstanding the foregoing, no expense shall be allocated to any particular class of a Series and no waiver or reimbursement of the expenses of a specific class or classes shall be permitted if such allocation, waiver or reimbursement would cause such Series to fail to qualify as a regulated investment Trust under the Internal Revenue Code of 1986, as amended, or adversely affect its right to claim a dividend paid deduction thereunder.

1. Exchange Privilege. Shares of a class of the Fund may be exchanged in the manner described in the Prospectus and SAI.

     2. TERM AND TERMINATION.

          (a) SERIES/CLASS. This Plan shall become effective with respect to the Service Class as of [ ____________, 2005] and shall continue in effect with respect to such Classes of Shares (subject to Section 5(c) hereof) until terminated in accordance with the provisions of Section 5(c) hereof.

          (b) ADDITIONAL SERIES OR CLASSES. This Plan shall become effective with respect to any Class of the Series other than Initial Class, R Class and S Class and with respect to each additional series or Class thereof established by the Trust after the effective date hereof and made subject to this Plan, upon commencement of the initial public offering thereof, provided that the Plan has previously been approved with respect to such additional series or class by

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votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the
Qualified Trustees of the Trust, before the initial public offering of such additional series or classes thereof, and shall continue in effect with respect to each such additional series or class (subject to Section 5(c) hereof) until terminated in accordance with the provisions of Section 5(c) hereof. The specific and different terms of such additional series or classes shall be set forth in one or more exhibits hereto, as they may from time to time be amended.

          (c) TERMINATION. This Plan may be terminated at any time with respect to the Trust or any Series or Class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Qualified Trustees of the Trust. The Plan may remain in effect with respect to a Series or Class thereof even if it has been terminated in accordance with this Section 5(c) with respect to one or more other Classes of such Series or one or more other Series of the Trust.

     1. AMENDMENTS. Any material amendment to this Plan shall require the affirmative vote of a majority of both of the Trustees of the Trust and the Qualified Trustees of the Trust.

          Dated as of _____________, 2005